Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary Name	Jurisdiction of Incorporation or Organization
A10 Networks, Anguilla, Ltd.	Anguilla
A10 Networks (Australia) Pty Ltd.	Australia
A10 Networks Inc. (Beijing)	China
A10 Networks, Inc. - Taiwan	Taiwan, Republic of China
A10 Networks India Private Limited	India
A10 Networks Israel Ltd.	Israel
A10 Networks, KK	Japan
A10 Networks Limited	United Kingdom
A10 Networks Singapore Pte. Ltd.	Singapore
Shanghai A10 Networks Technology Co., Ltd.	China
A10 Networks Malaysia Sdn. Bhd.	Malaysia